Exhibit 5.1

Harney Westwood & Riegels (BVI) LP Craigmuir Chambers, PO Box 90 Road Town, Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

03 June 2025

george.weston@harneys.com
+1 284 852 4333

GYW/TIC/064759.0001

Green Solar Energy Limited

3076 Sir Francis Drake’s Highway

Road Town

Tortola

VG1110

British Virgin Islands

Dear Green Solar Energy Limited

Green Solar Energy Limited, Company No 2058573 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in connection with the Company’s registration statement on Form F-1 to be filed with the Securities and Exchange Commission (Commission) on or about the date of this opinion (Registration Statement). The Registration Statement contains two prospectuses, as follows:

A.	Public Offering Prospectus. A prospectus to be used for the initial public offering of 3,750,000 Class A Shares (as defined below) through the underwriters as well as up to 562,500 additional Class A Shares (Over-Allotment Shares) which may be issued upon exercise of an option granted to the underwriters to cover over-allotments; and

B.	Resale Prospectus. A prospectus to be used for the resale from time to time by the selling shareholders set forth therein of 2,400,000 Class A Shares (Sale Shares).

We are furnishing this opinion as Exhibit 5.1 and 23.2 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

A list of partners is available for inspection at our offices.

Anguilla | Bermuda | British Virgin Islands Cayman Islands | Cyprus | Hong Kong | Jersey London | Luxembourg | Shanghai | Singapore harneys.com

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Capacity and Power. The delivery of the Registration Statement by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

3	Authorised Shares. Based on our review of the Mem & Arts (as defined in Schedule 1), the authorised shares of the Company are as follows:

(a)	an unlimited number of Class A shares of no par value (Class A Shares); and

(b)	up to 20,000,000 Class B shares of no par value (Class B Shares).

4	Issued Securities. As of the date of the Registered Agent Certificate (as defined in Schedule 1), the Company has:

(a)	6,300,000 Class A Shares; and

(b)	6,900,000 Class B Shares,

issued and outstanding.

5	Valid Issuance of Shares. The Class A Shares to be issued by the Company, as contemplated by the Public Offering Prospectus, including any Over-Allotment Shares, have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company, the shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the shares to make any further payment to the Company in respect of such shares.

6	Sale Shares. The Sale Shares offered by the selling shareholders are allotted and issued and fully paid and non-assessable, and there will be no further obligation of the holders of any of the Sale Shares to make any further payment to the Company in respect of the Sale Shares.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings, “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectuses included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

Harney Westwood & Riegels (BVI) LP

Schedule 1

List of Documents and Records Examined

1	A copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company (Mem & Arts) obtained from the Registry of Corporate Affairs on 7 May 2025, which our searches dated 02 June 2025 indicated were not subsequently amended.

2	The records and information certified by Aegis International Group Limited, the registered agent of the Company, on 30 May 2025 of the statutory documents and records maintained by the Company at its registered office (Registered Agent’s Certificate).

3	The public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 02 June 2025.

4	A certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 7 May 2025.

5	The records of proceedings on file with, and available for inspection on 02 June 2025 at the High Court of Justice, British Virgin Islands.

6	A copy of the resolutions of the board of directors of the Company dated 22 May 2025 approving the Company’s entry into, and authorising the execution and delivery by the Company of, the Registration Statement and the issuance of the Class A Shares thereunder (Resolutions).

7	A certificate dated 22 May 2025 provided by a director of the Company confirming certain matters to us which are relevant to our opinion.

(1 to 7) above are the Corporate Documents)

8	The Registration Statement.

The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Validity under Foreign Laws. That:

(a)	all formalities required under any applicable laws (other than the laws of the British Virgin Islands) have been complied with; and

(b)	no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Directors. The board of directors of the Company considers the filing of the Registration Statement and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Registration Statement which has not been properly disclosed in the Resolutions.

3	Solvency. The Company was on the date of this opinion able to pay its debts as they became due, and issuing the securities as contemplated by the Registration Statement will not cause the Company to become unable to pay its debts as they fall due.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

5	Resolutions. The Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

Schedule 3

Qualifications

1	Non-assessable. The term non-assessable means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

3	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, it must pay its annual licence fees to the Registrar of Corporate Affairs and comply with its mandated statutory obligations.

5	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, Revised Edition 2020.